Exhibit 10.19

EXECUTION COPY

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”), is entered into as of the 31st day of December, 2003, by and between ABC BANCORP, a Georgia corporation (“Employer”), and EDWIN W. HORTMAN, JR., an individual resident of the State of Georgia (“Executive”).

W I T N E S S E T H:

WHEREAS, Employer wishes to employ Executive as its President and Chief Operating Officer, and Executive wishes to serve in such position, on the terms and conditions set forth herein;

WHEREAS, Executive desires to be assured of a secure minimum compensation from Employer for his services over a defined term;

WHEREAS, Employer desires to assure the continued services of Executive on behalf of Employer on an objective and impartial basis and without distraction or conflict of interest in the event of an attempt by any person or entity to obtain control of Employer;

WHEREAS, Employer desires to provide fair and reasonable benefits to Executive on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, Employer desires reasonable protection of its confidential business and customer information which it has developed over the years at substantial expense and assurance that Executive will not compete with Employer for a reasonable period of time after termination of his employment with Employer, except as otherwise provided herein;

NOW, THEREFORE, in consideration of these premises, the mutual covenants and undertakings herein contained, Employer and Executive, each intending to be legally bound, covenant and agree as follows:

1. Employment. Upon the terms and subject to the conditions set forth in this Agreement, Employer employs Executive as its President and Chief Operating Officer, and Executive hereby accepts such employment.

2. Position and Duties. Executive agrees to serve as the President and Chief Operating Officer of Employer as set forth in Section 1 hereof and to perform such duties as may reasonably be assigned to him by the Board of Directors (the “Board”) or the Chief Executive Officer of Employer; provided, however, that such duties shall be of the same character as those generally associated with the office held by Executive. Employee shall be based, and shall perform his duties, at Employer’s principal executive offices, which are currently located in Moultrie, Georgia, and Employer shall not, without the written consent of Executive, relocate or transfer Executive to a location other than its principal executive offices. During the Term of this Agreement, Executive agrees that he will serve Employer faithfully and to the best of his ability and that he will devote his full business time, attention and skills to Employer’s business; provided, however, that the foregoing shall not be deemed to restrict Executive from devoting a reasonable amount of time and attention to the management of his personal affairs and investments, so long as such activities do not interfere with the responsible performance of Executive’s duties hereunder; and provided further, however, that Executive may serve as a director or officer of any charitable, religious, civic, educational, or trade organizations to the extent that such activities, individually or in the aggregate, do not interfere with the performance of Executive’s duties and responsibilities under this Agreement.

3. Term. The term of Executive’s employment under this Agreement shall commence on the date hereof (the “Effective Date”), and shall continue thereafter for a continuously (on a daily basis) renewing, three (3) year term, without any further action by either Employer or Executive, unless either Executive or Employer shall provide written notice to the other parties hereto not to renew such term, specifying in such notice the date of such non-renewal, in which case this Agreement shall expire on the date that is three (3) years after the date specified in such non-renewal notice. Notwithstanding the foregoing, this Agreement may be earlier terminated by Employer or Executive in accordance with the terms of Section 8 hereof; provided, however, that, notwithstanding any notice by Employer not to extend, the Term shall not expire prior to the expiration of twelve (12) months after the occurrence of a Change of Control (as defined in Subsection 23(B) hereof); and provided further, however, that this Agreement shall automatically terminate (and the Term shall thereupon end) without notice when Executive attains 65 years of age. For purposes of this Agreement, references to the “Term” of the Executive’s employment hereunder shall mean the period commencing on the Effective Date and ending at the end of such three-year term.

4. Compensation.

(A) Executive shall receive an annual salary of Two Hundred Fifteen Thousand Dollars ($215,000.00) (“Base Compensation”) payable at regular intervals in accordance with Employer’s normal payroll practices now or hereafter in effect. Employer may consider and declare from time to time increases in the salary it pays Executive and thereby increase the Base Compensation. Any and all increases in Executive’s salary pursuant to this Section 4(A) shall cause the level of Base Compensation to be increased by the amount of each such increase for purposes of this Agreement. The increased level of Base Compensation as provided in this Section 4(A) shall become the level of Base Compensation for the remainder of the Term until there is a further increase in Base Compensation as provided herein.

(B) In addition to his Base Compensation, Executive shall be awarded, during each calendar year during the Term hereof, an annual bonus (an “Annual Bonus”) either pursuant to a bonus or incentive plan of Employer or otherwise on terms no less favorable than those awarded to other executive officers of Employer.

5. Other Benefits. So long as Executive is employed by Employer pursuant to this Agreement, he shall be included as a participant in all present and future employee benefit, retirement and compensation plans of Employer generally available to its employees, consistent with his Base Compensation and his position with Employer, including, without limitation, Employer’s 401(k) Profit Sharing Plan, and Executive and his dependents shall be included in Employer’s hospitalization, major medical, disability and group life insurance plans. Executive acknowledges that, notwithstanding any of the provisions of this Agreement, any of Employer’s benefit plans and programs may be modified from time to time and that Employer is not required to continue any plan or program currently in effect or adopted hereafter; provided, however, that each of the above benefits shall continue in effect on terms no less favorable than those for other executive officers of Employer (as permitted by law) during the Term hereof.

6. Expenses. So long as Executive is employed by Employer pursuant to this Agreement, Executive shall receive reimbursement from Employer for all reasonable business expenses incurred in the course of his employment by Employer upon proper submission to Employer of written vouchers and statements for reimbursement. In addition, Employer shall (A) provide to Executive an automobile and pay for all costs associated therewith during the Term hereof, and (B) reimburse Executive for all mileage driven by Executive in his personal automobile in connection with his duties hereunder in accordance with Employer’s mileage reimbursement policy as in effect from time to time. Employer shall also use its reasonable best efforts to provide to Executive a country club membership for business and personal use and shall pay for all initiation fees and monthly dues related thereto; provided, however, that, if such membership is not already owned by Executive as of the date hereof, then such membership shall be and remain the sole property of Employer.

7. Vacation. Executive shall be entitled to four (4) weeks paid vacation during each calendar year of Executive’s employment hereunder.

8. Termination. Subject to the respective continuing obligations of the parties hereto, including, without limitation, those set forth in Subsections 10(A), 10(B), 10(C) and 10(D) hereof, Executive’s employment by Employer hereunder may be terminated prior to the expiration of the Term hereof as follows:

(A) Employer, by action of the Board and upon written notice to Executive, may terminate Executive’s employment with Employer immediately for cause. For purposes of this Subsection 8(A), “cause” for termination of Executive’s employment shall exist (a) if Executive is convicted of (from which no appeal may be taken), or pleads guilty or nolo contendere to, any act of fraud, misappropriation or embezzlement, or any felony, (b) if, in the determination of the Board, Executive has engaged in gross or willful misconduct materially damaging to the business of Employer (it being understood, however, that neither conduct pursuant to Executive’s exercise of his good faith business judgment nor unintentional physical damage to any property of Employer by Executive shall be a ground for such a determination by the Board), or (c) if Executive has failed, without reasonable cause, to follow reasonable written instructions of the Board consistent with Executive’s position with Employer and, after written notice from the Board of such failure, Executive at any time thereafter again so fails.

(B) Executive, by written notice to Employer, may terminate his employment with Employer immediately for good reason. For purposes of this Subsection 8(B), “good reason” for termination shall mean a good faith determination by Executive, in Executive’s sole and absolute judgment, that any one or more of the following events has occurred, without Executive’s express written consent:

(1) after a Change of Control, a change in Executive’s reporting responsibilities, titles or offices as in effect immediately prior to the Change of Control, or any removal of Executive from, or any failure to re-elect Executive to, any of Executive’s positions that he held immediately prior to the Change of Control, which has the effect of diminishing Executive’s responsibility or authority;

(2) after a Change of Control, a reduction by Employer in Executive’s Base Compensation as in effect immediately prior to the Change of Control or as the same may be increased from time to time or a change in the eligibility requirements or performance criteria under any bonus, incentive or compensation plan, program or arrangement under which Executive is covered immediately prior to the Change of Control which adversely affects Executive;

(3) at the time of a Change of Control, Employer requires Executive to be based anywhere other than within a fifty (50) mile radius of Moultrie, Georgia;

(4) after a Change of Control and without replacement by a plan providing benefits to Executive substantially equal to or greater than those discontinued, the failure by Employer to continue in effect, within its maximum stated term, any pension, bonus, incentive, stock ownership, purchase, option, life insurance, health, accident, disability, or any other employee benefit plan, program or arrangement in which Executive is participating at the time of the Change of Control, or the taking of any action by Employer after a Change of Control that would adversely affect Executive’s participation or materially reduce Executive’s benefits under any of such plans;

(5) after a Change of Control, the taking of any action by Employer that would materially adversely affect the physical conditions existing at the time of the Change of Control in or under which Executive performs his employment duties, provided that Employer may take action with respect to such conditions after a Change of Control so long as such conditions are at least commensurate with the conditions in or under which an officer of Executive’s status would customarily perform his employment duties; or

(6) after a Change of Control, a material change in the fundamental business philosophy, direction and precepts of Employer and its subsidiaries, considered as a whole, as the same existed prior to the Change of Control.

Any event described in Subsection 8(B)(1) through (6) hereof which occurs prior to a Change of Control but which Executive reasonably demonstrates (x) was at the request of a third party who has indicated an intention, or taken steps reasonably calculated, to effect a Change of Control or

(y) otherwise arose in connection with, or in anticipation of, a Change of Control which actually occurs, shall constitute good reason for purposes hereof, notwithstanding that it occurred prior to a Change of Control.

(C) Executive, upon ninety (90) days written notice to Employer, may terminate his employment with Employer without good reason.

(D) Employer, upon ninety (90) days written notice to Executive, may terminate Executive’s employment with Employer without cause.

(E) Executive’s employment with Employer shall terminate in the event of Executive’s death or disability. For purposes of this Agreement, “disability” shall be defined as Executive’s inability by reason of illness or other physical or mental incapacity to perform the duties required by his employment for any consecutive one hundred eighty (180) day period.

9. Compensation Upon Termination. In the event of termination of Executive’s employment with Employer pursuant to Section 8 hereof, compensation shall continue to be paid by Employer to Executive as follows:

(A) In the event of a termination pursuant to Subsection 8(A) or Subsection 8(C) hereof, compensation provided for herein (including, without limitation, Base Compensation and an Annual Bonus) shall continue to be paid, and Executive shall continue to participate in the employee benefit, retirement, compensation plans and other perquisites as provided in Section 5 hereof, through and including the Date of Termination (as hereinafter defined) specified in the Notice of Termination (as hereinafter defined). Any benefits payable under insurance, health, retirement and bonus plans as a result of Executive’s participation in such plans through the Date of Termination specified in the Notice of Termination shall be paid when due under such plans.

(B) In the event of a termination pursuant to Subsection 8(B) or Subsection 8(D) hereof, compensation provided for herein (including, without limitation, Base Compensation and an Annual Bonus) shall continue to be paid, and Executive shall continue to participate in the employee benefit, retirement, compensation plans and other perquisites as provided in Section 5 hereof, through the Date of Termination specified in the Notice of Termination, and any benefits payable under insurance, health, retirement and bonus plans as a result of Executive’s participation in such plans through the Date of Termination specified in the Notice of Termination shall be paid when due under such plans. In addition, if the event of termination pursuant to Subsection 8(B) hereof occurs within twelve (12) months after the date of a Change of Control, then, subject to the terms of Section 12 hereof, (1) Executive shall be entitled to continue to receive from Employer for three (3) additional 12-month periods his Base Compensation at the rates in effect at the time of termination plus an Annual Bonus in an amount equal to at least forty percent (40%) of such Base Compensation as of the date of the event of termination, payable in accordance with Employer’s standard payment practices then existing; (2) Executive shall be entitled to continue to participate for three (3) additional 12-month periods in each employee welfare benefit plan (as such term is defined in the Employment Retirement Income Security Act of 1974, as amended) in which Executive was entitled to participate immediately prior to the date of his termination, unless an essentially equivalent and no less favorable benefit is provided by a subsequent employer of Executive, provided that if the terms of any such employee welfare benefit plan or applicable laws do not permit continued participation by Executive, Employer will arrange to provide to Executive a benefit substantially similar to, and no less favorable than, the benefit he was entitled to receive under such plan at the end of the period of coverage; (3) Employer shall contribute the maximum contributions allowable under Employer’s 401(k) Profit Sharing Plan, or any successor plans thereto, for the benefit of Executive; and (4) Executive shall be entitled to receive payment from Employer for reasonable relocation expenses if Executive relocates within five hundred (500) miles of his job location at the time of such Change of Control if such relocation occurs within one hundred eighty (180) days after the Date of Termination specified in the Notice of Termination.

(C) In the event of a termination pursuant to Subsection 8(E) hereof, compensation provided for herein (including, without limitation, Base Compensation and an Annual Bonus) shall continue to be paid, and Executive shall continue to participate in the employee benefit, retirement, and compensation plans and other perquisites as provided in Section 5 hereof, (1) in the event of Executive’s death, through the date of death, or (2) in the event of Executive’s disability, through the Date of Termination specified in the Notice of Termination. Any benefits payable under insurance, health, retirement and bonus plans as a result of Executive’s participation in such plans through the date of death or the Date of Termination specified in the Notice of Termination, as the case may be, shall be paid when due under those plans.

(D) Employer will permit Executive or his personal representative(s) or heirs, during a period of ninety (90) days following the Date of Termination of Executive’s employment by Employer (as specified in the Notice of Termination) for the reasons set forth in Subsection 8(B) or Subsection 8(D) hereof, to purchase all of the stock of Employer that would be issuable under all outstanding stock options, if any, previously granted by Employer to Executive under any Employer stock option plan then in effect, whether or not such options are then exercisable, at a cash purchase price equal to the purchase price as set forth in such outstanding stock options.

10. Restrictive Covenants.

(A) Executive acknowledges that (1) Employer has separately bargained and paid additional consideration for the restrictive covenants herein; and (2) Employer will provide certain benefits to Executive hereunder in reliance on such covenants in view of the unique and essential nature of the services Executive will perform on behalf of Employer and the irreparable injury that would befall Employer should Executive breach such covenants.

(B) Executive further acknowledges that his services are of a special, unique and extraordinary character and that his position with Employer will place him in a position of confidence and trust with employees of Employer and its subsidiaries and affiliates and with Employer’s other constituencies and will allow him access to trade secrets and confidential information concerning Employer and its subsidiaries and affiliates.

(C) Executive further acknowledges that the type and periods of restrictions imposed by the covenants in this Section 10 are fair and reasonable and that such restrictions will not prevent Executive from earning a livelihood.

(D) Having acknowledged the foregoing, Executive covenants and agrees with Employer as follows:

(1) For a period of two (2) years after the termination of Executive’s employment by Employer for any reason or for no reason, Executive shall not divulge or furnish any confidential information of Employer acquired by him while employed by Employer to any person, firm or corporation, other than to Employer or upon its written request, or use any such confidential information (which shall at all times remain the property of Employer) directly or indirectly for Executive’ own benefit or for the benefit of any person, firm or corporation other than Employer. For purposes hereof, the term “confidential information” means data and information relating to the Banking Business (as hereinafter defined) (which does not rise to the status of a Trade Secret, as such term is defined in Section 10-1-761 of the Official Code of Georgia Annotated) which is or has been disclosed to Executive or of which Executive became aware as a consequence of or through Executive’s relationship to Employer and which has value to Employer and is not generally known to its competitors. Without limiting the foregoing, “confidential information” shall include: (a) all items of information that could be classified as a Trade Secret pursuant to Georgia law; (b) the names, addresses and banking requirements of the customers of Employer or its subsidiaries and the nature and amount of business done with such customers; (c) the names and addresses of employees and other business contacts of Employer or its subsidiaries; (d) the particular names, methods and procedures utilized by Employer or its subsidiaries in the conduct and advertising of their business; (e) application, operating system, communication and other computer software and derivatives thereof, including, without limitation, sources and object codes, flow charts, coding sheets, routines, subrouting and related documentation and manuals of Employer or its subsidiaries; and (f) marketing techniques, purchasing information, pricing policies, loan policies, quoting procedures, financial information, customer data and other materials or information relating to Employer’s or its subsidiaries’ manner of doing business. Confidential information shall not include any data or information that has been voluntarily disclosed to the public by Employer (except where such public disclosure has been made by Executive without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

(2) Executive hereby agrees that he will not directly or indirectly disclose to anyone, or use or otherwise exploit for his own benefit or for the benefit of anyone other than Employer and its subsidiaries any trade secrets (as defined in §10-1-761 of the Official Code of Georgia Annotated) of Employer for as long as they remain trade secrets.

(3) While Executive is employed by Employer and for a period of one (1) year after termination of Executive’s employment pursuant to Subsection 8(A), 8(C) or 8(E) hereof, Executive shall not (except on behalf of or with the prior written consent of Employer), on Executive’s own behalf or in the service or on behalf of others, solicit, divert or appropriate, or attempt to solicit, divert or appropriate, directly or by assisting others, any Banking Business from any of the customers of Employer or its subsidiaries, including actively sought prospective customers, with whom Executive has or had material contact during the last two (2) years of Executive’s employment, for purposes of providing products or services that are competitive with those provided by Employer or its subsidiaries. The term “Banking Business” shall mean the business conducted by Employer and its subsidiaries, which is the business of banking, including the solicitation of time and demand deposits and the making of residential, consumer, commercial and corporate loans.

(4) While Executive is employed by Employer and for a period of one (1) year after termination of Executive’s employment pursuant to Subsection 8(A), 8(C) or 8(E) hereof, Executive shall not, either directly or indirectly, on his own behalf or in the service or on behalf of others, as an executive employee or in any other capacity which involves duties and responsibilities similar to those undertaken for Employer, engage in any business which is the same as or essentially the same as the Banking Business within a fifty (50) mile radius of Moultrie, Georgia.

(5) While Executive is employed by Employer and for a period of one (1) year after termination of Executive’s employment pursuant to Subsection 8(A), 8(C) or 8(E) hereof, Executive will not on Executive’s own behalf or in the service or on behalf of others, solicit, recruit or hire away, or attempt to solicit, recruit or hire away, directly or by assisting others, any employee of Employer or its subsidiaries, whether or not such employee is a full-time employee or a temporary employee of Employer or its subsidiaries and whether or not such employment is pursuant to written agreement and whether or not such employment is for a determined period or is at will.

(6) If Executive’s employment is terminated pursuant to Subsection 8(A), 8(C) or 8(E) hereof, and Executive subsequently (a) solicits, diverts or appropriates, or attempts to solicit, divert or appropriate, directly or by assisting others, on Executive’s own behalf or in the service or on behalf of others, any Banking Business from any of the customers of Employer or its subsidiaries, including actively sought prospective customers, with whom Executive has or had material contact during the last two (2) years of Executive’s employment, for purposes of providing products or services that are competitive with those provided by Employer or its subsidiaries, (b) engages, either directly or indirectly, on his own behalf or in the service or on behalf of others, as an executive employee or in any other capacity which involves duties and responsibilities similar to those undertaken for Employer, in any business which is the same as or essentially the same as the Banking Business within a fifty (50) mile radius of Moultrie, Georgia, or (c) solicits, recruits or hires away, or attempts to solicit, recruit or hire away, directly or by assisting others, on Executive’s own behalf or in the service or on behalf of others, any employee of Employer or its subsidiaries, whether or not such employee is a full-time employee or a temporary employee of Employer or its subsidiaries and whether or not such employment is pursuant to written agreement and whether or not such employment is for a determined period or is at will, then, in addition to any other remedies available to Employer hereunder, Employer may immediately terminate and shall not be required to continue on behalf of the Executive or his dependents and beneficiaries any compensation provided for herein (including, without limitation, Base Compensation and any Annual Bonus) and any employee benefit, retirement and compensation plans and other prerequisites provided in Section 5 hereof other than those benefits that Employer may be required to maintain for Executive under applicable federal or state law.

(7) If Executive’s employment is terminated pursuant to Subsection 8(B) or Subsection 8(D) hereof, then Executive may thereafter (a) solicit, divert or appropriate, or attempt to solicit, divert or appropriate, directly or by assisting others, on Executive’s own behalf or in the service or on behalf of others, any Banking Business from any of the customers of Employer or its subsidiaries, including actively sought prospective customers, with whom Executive has or had material contact during the last two (2) years of Executive’s employment, for purposes of providing products or services that are competitive with those provided by Employer or its subsidiaries, (b) engage, either directly or indirectly, on his own behalf or in the service or on behalf of others, as an executive employee or in any other capacity which involves duties and responsibilities similar to those undertaken for Employer, in any business which is the same as or essentially the same as the Banking Business within a fifty (50) mile radius of Moultrie, Georgia, or (c) solicit, recruit or hire away, or attempt to solicit, recruit or hire away, directly or by assisting others, on Executive’s own behalf or in the service or on behalf of others, any employee of Employer or its subsidiaries, whether or not such employee is a full-time employee or a temporary employee of Employer or its subsidiaries and whether or not such employment is pursuant to written agreement and whether or not such employment is for a determined period or is at will; provided, however, that if Executive engages in the activities described in clause (a), (b) or (c) of this Subsection 10(D)(7), then Employer may immediately terminate and shall not be required to continue on behalf of Executive or his dependents and beneficiaries any compensation provided for herein (including, without limitation, Base Compensation, any Annual Bonus and any payments pursuant to Subsection 9(B) hereof) and any employee benefit, retirement and compensation plans and other perquisites provided in Section 5 hereof other than those benefits that Employer may be required to maintain for Executive under applicable federal or state law.

(8) If Executive’s employment by Employer is terminated for any reason or for no reason, Executive will turn over immediately thereafter to Employer all business correspondence, letters, papers, reports, customer lists, financial statements, credit reports or other confidential information or documents of Employer in the possession or control of Executive, all of which writings are and will continue to be the sole and exclusive property of Employer.

(E) Executive acknowledges that irreparable loss and injury would result to Employer upon the breach of any of the covenants contained in this Section 10 and that damages arising out of such breach would be difficult to ascertain. Executive hereby agrees that, in addition to all other remedies provided at law or in equity, Employer may petition and obtain from a court of law or equity, without the necessity of proving actual damages and without posting any bond or other security, both temporary and permanent injunctive relief to prevent a breach by Executive of any covenant contained in this Section 10, and shall be entitled to an equitable accounting of all earnings, profits and other benefits arising out of any such breach. In the event that the provisions of this Section 10 should ever be deemed to exceed the time, geographic or any other limitations permitted by applicable law, then such provisions shall be deemed reformed to the maximum extent permitted thereby.

11. Notice of Termination and Date of Termination. Any termination of Executive’s employment with Employer as contemplated by Section 8 hereof, except in the circumstances of Executive’s death, shall be communicated by written notice of termination (the “Notice of Termination”) by the terminating party to the other party hereto. Any Notice of Termination given pursuant to Subsections 8(A), 8(B) or 8(E) hereof shall indicate the specific provisions of this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination. Any Notice of Termination given pursuant to Subsection 8(D) hereof shall indicate the provision of this Agreement relied upon, but need not state any basis for such termination. For purposes of this Agreement, “Date of Termination” shall mean: (A) if Executive’s employment is terminated because of disability, thirty (30) days after Notice of Termination is given (unless Executive shall have returned to the performance of Executive’s duties on a full-time basis during such thirty (30) day period); or (B) if Executive’s employment is terminated for cause, good reason or pursuant to Subsection 8(C) or Subsection 8(D) hereof, the date specified in the Notice of Termination; provided, however, that if within thirty (30) days after any such Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally resolved, either by mutual agreement of the parties or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).

12. Excess Parachute Payments and One Million Dollar Deduction Limit.

(A) Notwithstanding anything contained herein to the contrary, if any portion of the payments and benefits provided hereunder and benefits provided to, or for the benefit of, Executive under any other plan or agreement of Employer (such payments or benefits are collectively referred to as the “Payments”) would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or would be nondeductible by Employer pursuant to Section 280G of the Code, the Payments shall be reduced (but not below zero) if and to the extent necessary so that no portion of any Payment to be made or benefit to be provided to Executive shall be subject to the Excise Tax or shall be nondeductible by Employer pursuant to Section 280G of the Code (such reduced amount is hereinafter referred to as the “Limited Payment Amount”). Unless Executive shall have given prior written notice specifying a different order to Employer to effectuate the Limited Payment Amount, Employer shall reduce or eliminate the Payments, by first reducing or eliminating those payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as hereinafter defined). Any notice given by Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing Executive’s rights and entitlements to any benefits or compensation.

(B) An initial determination as to whether the Payments shall be reduced to the Limited Payment Amount pursuant to the Code and the amount of such Limited Payment Amount shall be made by an accounting firm at Employer’s expense selected by Employer which is designated as one of the four largest accounting firms in the United States (the “Accounting Firm”). The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation to Employer and Executive within thirty (30) days of the Termination Date, if applicable, and if the Accounting Firm determines that no Excise Tax is payable by Executive with respect to a Payment or Payments, it shall furnish Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to any such Payment or Payments. Within ten (10) days of the delivery of the Determination to Executive, Executive shall have the right to dispute the Determination (the “Dispute”). If there is no Dispute, the Determination shall be binding, final and conclusive upon Employer and Executive subject to the application of Subsection 12(C) below.

(C) As a result of the uncertainty in the application of Sections 4999 and 280G of the Code, it is possible that the Payments to be made to, or provided for the benefit of, Executive either have been made or will not be made by Employer which, in either case, will be inconsistent with the limitations provided in Section 12(A) hereof (hereinafter referred to as an “Excess Payment” or “Underpayment”, respectively). If it is established pursuant to a final determination of a court or an Internal Revenue Service (the “IRS”) proceeding which has been finally and conclusively resolved that an Excess Payment has been made, such Excess Payment shall be deemed for all purposes to be a loan to Executive made on the date Executive received the Excess Payment, and Executive shall repay the Excess Payment to Employer on demand (but not less than ten (10) days after written notice is received by Executive), together with interest on the Excess Payment at the “Applicable Federal Rate” (as defined in Section 1274(d) of the Code) from the date of Executive’s receipt of such Excess Payment until the date of such repayment. In the event that it is determined (1) by the Accounting Firm, Employer (which shall include the position taken by Employer, or together with its consolidated group, on its federal income tax return) or the IRS; (2) pursuant to a determination by a court; or (3) upon the resolution of the Dispute to Executive’s satisfaction, that an Underpayment has occurred, Employer shall pay an amount equal to the Underpayment to Executive within ten (10) days of such determination or resolution, together with interest on such amount at the Applicable Federal Rate from the date such amount would have been paid to Executive until the date of payment.

(D) Notwithstanding anything contained herein to the contrary, if any portion of the Payments would be nondeductible by Employer pursuant to Section 162(m) of the Code, the Payments to be made to Executive in any taxable year of Employer shall be reduced (but not below zero) if and to the extent necessary so that no portion of any Payment to be made or benefit to be provided to Executive in such taxable year of Employer shall be nondeductible by Employer pursuant to Section 162(m) of the Code. The amount by which any Payment is reduced pursuant to the immediately preceding sentence, together with interest thereon at the Applicable Federal Rate, shall be paid by Employer to Executive on or before the fifth business day of the immediately succeeding taxable year of Employer, subject to the application of the limitations of the immediately preceding sentence and this Section 12. Unless Executive shall have given prior written notice specifying a different order to Employer to effectuate this Section 12, Employer shall reduce or eliminate the Payments in any one taxable year of Employer by first reducing or eliminating those payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Section 162(m) Determination (as hereinafter defined). Any notice given by Executive pursuant to the immediately preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing Executive’s rights and entitlements to any benefits or compensation.

(E) The determination as to whether the Payments shall be reduced pursuant to Section 12(D) hereof and the amount of the Payments to be made in each taxable year after the application of Section 12(D) hereof shall be made by the Accounting Firm at Employer’s expense. The Accounting Firm shall provide its determination (the “Section 162(m) Determination”), together with detailed supporting calculations and documentation to Employer and Executive within thirty (30) days of the termination date specified in the Notice of Termination. The Section 162(m) Determination shall be binding, final and conclusive upon Employer and Executive.

13. Payments After Death. Should Executive die after termination of his employment with Employer while any amounts are payable to him hereunder, this Agreement shall inure to the benefit of and be enforceable by Executive’s executors, administrators, heirs, distributees, devisees and legatees, and all amounts payable hereunder shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee or other designee or, if there is no such designee, to his estate.

14. Full Settlement. The respective obligations of the parties hereto to make payments or otherwise to perform hereunder shall not be affected by any rights of set-off, counterclaim, recoupment, defense or other claim, right or action which one party hereto may have against the other party hereto. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts which may be payable to Executive by Employer hereunder.

15. Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:	Edwin W. Hortman, Jr.
39 Cherokee Road
Moultrie, Georgia 31768

If to Employer:	ABC Bancorp
24 Second Avenue, S.E.
Moultrie, Georgia 31768
Attention: Chief Executive Officer

or to such address as either party hereto may have furnished to the other party in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

16. Governing Law. The validity, interpretation and performance of this Agreement shall be governed by the laws of the State of Georgia, without giving effect to the conflicts of laws principles thereof.

17. Successors. Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Employer, by agreement in form and substance reasonably satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and same extent that Employer would be required to perform it if no such succession had taken place. Failure of Employer to obtain such agreement prior to the effectiveness of any such succession shall be a material, intentional breach of this Agreement and shall entitle Executive to terminate his employment with Employer for good reason pursuant to Subsection 9(B) hereof. All references to Employer in this Agreement shall include, unless the context otherwise requires, all subsidiaries and controlled affiliates of Employer.

18. Modification and Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and Employer. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time. No agreements or representation, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

19. Severability. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

20. Counterparts. This Agreement may be executed (and delivered via facsimile) in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement.

21. Assignment. This Agreement is personal in nature, and neither party hereto shall, without the prior written consent of the other, assign or transfer this Agreement or any rights or obligations hereunder except as provided in Sections 13 and 17 above. Without limiting the foregoing, Executive’s right to receive compensation hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than a transfer by his will or by the laws of descent or distribution as set forth in Section 13 hereof, and in the event of any attempted assignment or transfer contrary to this Section 21, Employer shall have no liability to pay any amounts so attempted to be assigned or transferred.

22. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

23. Construction; Definition of Change of Control.

(A) Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa. The headings in this Agreement are for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any of its provisions. All references to Employer in this Agreement shall include, unless the context otherwise requires, all subsidiaries and controlled affiliates of Employer.

(B) For purposes of this Agreement, a “Change of Control” shall have occurred if:

(a) a majority of the directors of Employer shall be persons other than persons: (A) for whose election proxies shall have been solicited by the Board, or (B) who are then serving as directors appointed by the Board to fill vacancies on the Board caused by death or resignation (but not by removal) or to fill newly-created directorships;

(b) twenty-five percent (25%) of the outstanding voting power of Employer shall have been acquired or beneficially owned (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, or any successor rule thereto) by any person (other than Employer, a subsidiary of Employer or Executive) or by any two or more persons acting as a partnership, limited partnership, syndicate or other group acting in concert for the purpose of acquiring, holding or disposing of any voting stock of Employer (hereinafter a “Group”), which Group does not include Executive; or

(c) there shall have occurred:

(A) a merger or consolidation of Employer with or into another corporation (other than (1) a merger or consolidation with a subsidiary of Employer or (2) a merger or consolidation in which (aa) the holders of voting stock of Employer immediately prior to the merger as a class continue to hold immediately after the merger at least a majority of all outstanding voting power of the surviving or resulting corporation or its parent and (bb) all holders of each outstanding class or series of voting stock of Employer immediately prior to the merger or consolidation have the right to receive substantially the same cash, securities or other property in exchange for their voting stock of Employer as all other holders of such class or series);

(B) a statutory exchange of shares of one or more classes or series of outstanding voting stock of Employer for cash, securities or other property;

(C) the sale or other disposition of all or substantially all of the assets of Employer (in one transaction or a series of transactions); or

(D) the liquidation or dissolution of Employer;

unless twenty-five percent (25%) or more of the voting stock (or the voting equity interest) of the surviving corporation or the corporation or other entity acquiring all or substantially all of the assets of Employer (in the case of a merger, consolidation or disposition of assets) or of Employer or its resulting parent corporation (in the case of a statutory share exchange) is beneficially owned by the Executive or a Group that includes the Executive.

24. Representations and Warranties of Employer. Employer hereby represents and warrants to Executive that: (i) this Agreement has been duly authorized by the Board, executed and delivered by Employer, and constitutes the valid and binding agreement of Employer, enforceable against Employer in accordance with its terms; and (ii) Employer has the full power authority to execute, deliver and perform this Agreement and has taken all necessary action to secure all approvals required in connection herewith.

25. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in Moultrie, Georgia in accordance with the commercial arbitration rules of the American Arbitration Association then in effect. The decision of the arbitrators shall be final and binding as to any matter submitted to them under this Agreement, and judgment on any award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

26. Attorneys’ Fees. If there is any legal action, arbitration or proceeding between Executive and the Employer arising from or based on this Agreement or the interpretation or enforcement of any provisions hereof, then the unsuccessful party to such action, arbitration or proceeding shall pay to the prevailing party all costs and expenses, including, without limitation, reasonable attorneys’ fees, incurred by such prevailing party in such action, arbitration or proceeding, in any appeal in connection therewith and in any action or proceeding taken to enforce any judgment or order so obtained by the prevailing party. If such prevailing party recovers a judgment in any such action, arbitration, proceeding or appeal, then such costs, expenses and attorneys’ fees shall be included in and as a part of such judgment.

[Signatures next page]

IN WITNESS WHEREOF, Executive has executed, sealed and delivered this Agreement, and Employer has caused this Agreement to be executed, sealed and delivered, all as of the day and year first above set forth.

ABC BANCORP

By:	/s/ Kenneth J. Hunnicutt
Name:	Kenneth J. Hunnicutt
Title:	Chief Executive Officer

/s/ Edwin W. Hortman, Jr.		(SEAL)
EDWIN W. HORTMAN, JR.